EXHIBIT 99.3

FINAL – FOR IMMEDIATE RELEASE

Editorial Contacts:

Heidi Gilmore

Segue Software, Inc.

heidig@segue.com

+1.781.402.5873

SEGUE SOFTWARE REPORTS STRONG REVENUE AND NET INCOME GROWTH

FOR FOURTH QUARTER OF 2005

LEXINGTON, MASS.—February 8, 2006—Segue Software, Inc. (NASDAQ-CM: SEGU), a leader in Software Quality Optimization™ (SQO™), today announced financial results for the fourth quarter and fiscal year 2005 ended December 31, 2005. In a separate release, Segue announced that it has signed a definitive agreement to be acquired by Borland Software Corporation (NASDAQ NM: BORL).

Net revenues for the fourth quarter totaled $10.1 million, an increase of 19% over $8.5 million reported in the fourth quarter of 2004. Software license revenues increased 24% over the same period to $4.7 million. Net income applicable to common shareholders was $1.1 million, or $0.09 per diluted share, as compared to $459,000, or $0.04 per diluted share for the quarter ended December 31, 2004.

For fiscal year 2005 the Company recorded net revenues of $36.4 million, up 10% from 2004, and software license revenues of $15.9 million, up 9% from 2004. Net income applicable to common shareholders was $2.9 million, or $0.25 per diluted share, as compared to $1.7 million, or $0.15 per diluted share, for 2004.

Segue closed fiscal year 2005 with a strong cash position of $14.5 million, up from $11.0 million at the beginning of the year, deferred revenues of $12.1 million, up from $10.5 million a year ago, and no long-term debt.

Borland Conference Call Information

As a result of the acquisition, Segue has cancelled its earnings conference call and webcast scheduled for today, Wednesday, February 8, 2006 at 8:30 a.m. EST. Borland will hold a conference call and webcast to discuss recent announcements today, Wednesday, February 8, 2006 at 2:00 pm EST.

To access the live webcast of this conference call, please visit the Investor Relations section of Borland’s website at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. A replay will be available approximately two hours after the conference call ends and will be available until February 23, 2006, at 12:00 a.m. PST. Please dial 1.800.405.2236 or +1.303.590.3000, passcode 11050769 to access the replay. The archived webcast will also be available on Borland’s website.

About Segue Software

Segue Software, Inc. (NASDAQ-CM: SEGU) is a global expert in delivering solutions to define, measure, manage and improve software quality throughout the entire software application lifecycle. Segue’s Software Quality Optimization™ (SQO™) solutions help companies reduce business risk, ensure the deployment of high quality software and increase return on investment. Leading businesses around the world, including many of the Fortune 500, rely on Segue’s innovative Silk family of products to protect their business service levels, competitive edge and brand reputation. Headquartered in Lexington, Mass., with offices across North America, Europe and Asia, Segue can be reached at +1-781-402-1000 or www.segue.com.

This press release may contain forward-looking statements,. Forward-looking statements are statements that contain predictions or projections of future events or performance, and often contain words such as “anticipates”, “can”,

Segue Reports Strong Revenue and Net Income Growth for Q4 2005                                                              February 8, 2006

“estimates”, “believe”, “expects”, “projects”, “will”, “might”, or other words indicating a statement about the future. The Company notes that any such forward-looking statements are subject to change and are not guarantees of future performance, and that actual results may differ materially from any such predictions or projections, based on various important factors and including, without limitation, the Company’s and Borland’s ability to consummate the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; and the parties’ ability to meet expectations regarding the timing, completion and accounting of the merger; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate the Company’s operations into those of Borland’s; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at the Company, the ability of the Company to continue to achieve positive cash flow and sustain profitability in this difficult economic and business climate; the ability of the Company to close large enterprise orders; the Company’s transition to a new management team; the timing and success of introductions of our new products; market acceptance of recently-introduced products (including SilkCentral Test Manager 8.0) and updated releases; the effectiveness of our additional distributors and resellers; growth in license revenue; new products and announcements from other companies; the Company’s continued access to capital; and changes in technology and industry standards. Additional information on the factors that could affect the Company’s business and financial results is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Segue and the Segue logo are registered trademarks and Software Quality Optimization and SQO are trademarks of Segue Software, Inc. All other marks are the property of their respective owners.

Financial Tables Follow

Segue Reports Strong Revenue and Net Income Growth for Q4 2005                                                              February 8, 2006

Segue Software, Inc.

Consolidated Condensed Balance Sheets

(In thousands, except per share data)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,495	$11,028
Accounts receivable, net of allowances of $317 and $281, respectively	8,775	6,421
Other current assets	863	1,013

Total current assets	24,133	18,462

Property and equipment, net	753	749
Goodwill, net	1,506	1,506
Other assets	44	604

Total assets	$26,436	$21,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$637	$564
Accrued compensation and benefits	1,794	1,602
Accrued lease obligations on excess space	669	1,059
Accrued expenses	817	1,134
Deferred revenue	12,055	10,524

Total current liabilities	15,972	14,883

Stockholders’ equity:
Preferred stock, par value $.01 per share; 9,000 shares authorized; 0 and 921 shares of Series B and 0 and 570 shares of Series C preferred stock issued and outstanding, respectively	—	4,726

Common stock, par value $.01 per share; 30,000 shares authorized; 12,113 and 10,195 shares issued, respectively	120	102

Additional paid-in capital	63,643	57,959
Cumulative translation adjustment	221	429
Unearned stock-based compensation	(24)	(47)
Accumulated deficit	(52,896)	(56,131)

	11,064	7,038
Less treasury stock, at cost, 145 shares	(600)	(600)

Total stockholders’ equity	10,464	6,438

Total liabilities and stockholders’ equity	$26,436	$21,321

Segue Reports Strong Revenue and Net Income Growth for Q4 2005                                                              February 8, 2006

Segue Software, Inc.

Consolidated Condensed Statements of Operations

(In thousands, except per share data)

Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Revenue:
Software	$4,650	$3,706	$15,894	$14,644
Services	5,475	4,857	20,858	18,516

Gross revenue	10,125	8,563	36,752	33,160
Less vendor consideration to a customer	(66)	(50)	(314)	(154)

Net revenue	10,059	8,513	36,438	33,006
Cost of revenue:
Cost of software	122	93	419	352
Cost of services	1,186	1,124	4,744	4,947

Total cost of revenue	1,308	1,217	5,163	5,299
Gross margin	8,751	7,296	31,275	27,707
Operating expenses:
Sales and marketing	4,699	3,580	15,881	14,019
Research and development	1,922	1,775	7,365	6,610
General and administrative	1,345	1,307	5,112	4,711

Total operating expenses	7,966	6,662	28,358	25,340

Income from operations	785	634	2,917	2,367
Other income, net	15	—	15	15
Interest income, net	105	33	295	93

Income before provision for income taxes	905	667	3,227	2,475
Provision (benefit) for income taxes	46	(28)	(8)	35

Net income	859	695	3,235	2,440
Preferred stock dividend-in-kind	194	(236)	(364)	(763)

Net income applicable to common shares	$1,053	$459	$2,871	$1,677

Net income per common share—Basic	$0.10	$0.05	$0.28	$0.17
Net income per common share—Diluted	$0.09	$0.04	$0.25	$0.15

Weighted average common shares outstanding—Basic	10,627	10,028	10,300	9,932
Weighted average common shares outstanding—Diluted*	11,714	10,967	11,445	10,834

* The assumed conversion of preferred shares into common shares is not included because their inclusion would be anti-dilutive.